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                                                                  EXHIBIT 10.18


                             CONSULTING CONTRACT

     This document will confirm the agreement between GalaGen Inc. ("GalaGen"), located at 4001 Lexington Avenue North, Arden Hills, Minnesota, 55126 and Stanley Falkow, Ph.D. ("Senior Consultant"), located at 8 Longspur, Portola Valley, CA 94025, with respect to GalaGen's engagement of Senior
Consultant as an independent consultant.   Specifically, the parties agree as
follows:

1.0  SCOPE OF WORK

     1.1 Senior Consultant will be available to provide to GalaGen such services related to review of scientific programs, as more fully set forth in the attached Schedule A. Those services will be performed in accordance with the terms and specifications, directions and instructions issued by GalaGen in written form to Senior Consultant. Those directions and instructions shall constitute the only authorization for Senior Consultant to take any action or spend any money.

     1.2 Senior Consultant is an independent consultant performing services on a contract basis for a variety of persons and entities. As an independent consultant of GalaGen, Senior Consultant is not authorized to act on behalf of GalaGen as its agent or as an employee. Senior Consultant shall not have the right or power to bind GalaGen to any contracts or agreements with any third party, nor shall Senior Consultant have the right or power to direct any operations of GalaGen. The relationship created by this Agreement is that of a contract for services and nothing herein contained is intended to nor shall it create the relationship of employment, partnership, joint venture or agency.

2.0  PAYMENT

     GalaGen will pay Senior Consultant for services under this Agreement in accordance with the payment schedule set forth in the attached Schedule B.

3.0  CONFIDENTIALITY

     3.1 In performing services on behalf of GalaGen, Senior Consultant will be exposed to and will be required to use certain "Confidential Information" (as hereinafter defined) of GalaGen. Senior Consultant agrees not to use or disclose, directly or indirectly, such Confidential Information for the benefit of any person or organization other than GalaGen, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information. Senior Consultant agrees not to disregard its obligations of confidence hereunder by using any trade secret or other Confidential Information to guide Senior Consultant in a search of publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together in order to support a claim that Senior Consultant did not violate any obligations set forth in this Agreement.

     3.2 "Confidential Information" means information not generally known, including trade secrets about GalaGen's methods, processes and products, including but not limited to information relating to such matters as research and development, analysis, manufacturing methods, processes, techniques, formulations, data, chemical composition of materials, applications for particular technologies or chemical compounds, materials or designs, vendor names, customer lists, management systems, and sales and


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marketing plans.  All information disclosed to Senior Consultant or to which
Senior Consultant has access during the term of this Agreement which Senior Consultant has a reasonable basis to believe is Confidential Information or which is treated by GalaGen as Confidential Information shall be presumed to be Confidential Information.

     3.3 Promptly upon the expiration or termination of this Agreement, or upon the request of GalaGen, Senior Consultant shall return to GalaGen all documents and tangible items provided to Senior Consultant or created by Senior Consultant for use in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies, recordings, abstracts, notes, reproductions of any kind made from or about the documents and tangible items or the information contained therein.

4.0  RIGHTS AND DATA

     4.1 All works of authorship, documents and tangible items prepared for or submitted to GalaGen by Senior Consultant under this Agreement shall belong exclusively to GalaGen and shall be deemed to be works made for hire (the "Deliverable Items"). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, Senior Consultant hereby assigns to GalaGen the ownership of copyright work in the Deliverable Items, and GalaGen shall have the right to obtain and hold in its own name any trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. Senior Consultant agrees to give GalaGen or its designees all assistance reasonably required to perfect such rights.

     4.2 To the extent that any pre-existing materials are contained in the Deliverable Items, Senior Consultant grants to GalaGen an irrevocable, nonexclusive, worldwide, royalty-free license to (a) use, execute, reproduce, display, perform, distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof; and (b) authorize others to do any, some or all of the foregoing.

     4.3 In providing services and preparing Deliverable Items hereunder, Senior Consultant understands that GalaGen does not wish to receive from Senior Consultant any information which may be considered confidential and/or proprietary to Senior Consultant or to any third party. Senior Consultant represents and warrants that any information disclosed to GalaGen by Senior Consultant hereunder is not confidential and/or proprietary to Senior Consultant or to any third party.

     4.4 Senior Consultant represents and warrants the originality of the Deliverable Items and that no portion of the Deliverable Items, or their use or distribution, violates or is protected by any copyright or similar right of any third party.

     4.5 No license or right is granted to Senior Consultant, either expressly or by implication, estoppel or otherwise, to use, execute, publish, reproduce, prepare derivative works based upon, distribute copies, publicly display, or perform the Deliverable Items either during or after the term of this Agreement.

5.0  INVENTIONS

     5.1 Senior Consultant agrees that all "Inventions" (as hereinafter defined) made during the term of this Agreement shall be the exclusive property of GalaGen unless released to Senior Consultant in writing by the President of GalaGen.

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     5.2  "Invention" shall mean any invention, discovery, work of authorship, improvement, concept or idea, whether patentable or not (including those which may be subject to trademark, copyright registration), including but not limited to machines, devices, processes, methods, techniques and formulae, generated, conceived or reduced to practice by Senior Consultant, either alone or in conjunction with others, during or after working hours; provided, that either the conception or reduction to practice occurs during the term of this Agreement and in connection with the performance of services hereunder.

     5.3 Senior Consultant shall (a) promptly and fully disclose and describe all Inventions in writing to an officer of GalaGen or anyone else designated by GalaGen (such disclosure shall include, if requested, a detailed report of the procedure employed and the results achieved by Senior Consultant); and (b) give GalaGen all assistance GalaGen requires to perfect, protect and use its rights to Inventions, including but not limited to signing all documents, doing all things and supplying all information that GalaGen may deem necessary or desirable to (i) transfer or record the transfer to GalaGen of the entire right, title and interest of Senior Consultant and/or Senior Consultant's employees in Inventions, and (ii) enable GalaGen to obtain patent, copyright, or trademark protection for the Inventions anywhere in the world.

     5.4 The obligations of this paragraph 5.0 shall continue beyond the expiration or termination of this Agreement with respect to Inventions which Senior Consultant and/or Senior Consultant's employees conceive or make during the term of this Agreement. For purposes of this agreement, any Invention relating to the existing or reasonably foreseeable business interest of GalaGen for which Senior Consultant and/or Senior Consultant's employees file a patent application or any trademark, copyright or mask work registration within one (1) year after the termination of this Agreement shall be presumed to be an Invention which was conceived during the term of this Agreement, subject to proof to the contrary.

NOTICE: To the extent that Minnesota Statute 181.78 applies, Senior Consultant is hereby notified that this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of GalaGen was used, and which was developed entirely on Senior Consultant's own and/or Senior Consultant's employee's time and (a) which does not relate (i) directly to the business of GalaGen, or (ii) to GalaGen's actual demonstrably anticipated research or development; or (b) which does not result from any work performed by Senior Consultant and/or Senior Consultant's employees for GalaGen.

6.0  SENIOR CONSULTANT'S EMPLOYEES NOT DEEMED GALAGEN'S

     Personnel supplied by Senior Consultant will be deemed employees of Senior Consultant and will not for any purpose be considered employees or agents of GalaGen. Senior Consultant assumes full responsibility for the actions of such personnel while performing services pursuant to any directions or instructions of GalaGen issued hereunder, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including, withholding of income taxes and social security), worker's compensation, disability benefits and the like, and shall indemnify and hold GalaGen harmless for any and all such expenses, liabilities and obligations.

7.0  TERM, TERMINATION AND CANCELLATION

     7.1 This Agreement shall commence on December 4, 1996 and shall expire on December 3, 1997. Thereafter, this Agreement shall be renewable for successive one year periods upon the mutual written agreement of the parties.

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     7.2  Notwithstanding anything contained herein to the contrary, either party may terminate this Agreement at any time upon five (5) days prior written notice to the other party.

8.0  GENERAL PROVISIONS

     8.1 Senior Consultant's rights and obligations of paragraphs 3.0, 4.0 and 5.0 are unconditional and shall survive and continue after any expiration or termination of the Agreement, and shall bind the parties and their legal representatives, successors, heirs and assigns.

     8.2 In addition to other relief provided by law, Senior Consultant agrees that GalaGen may enforce the covenants contained in the Agreement by an injunction issued against Senior Consultant and any person concerned, it being understood that both damages and injunction shall be proper modes of relief and are not to be considered as alternative remedies.

     8.3 In the event any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. In the event that any provision of this Agreement is held to be overbroad, such provision shall be deemed amended to narrow its application to the extent necessary to render such provision enforceable according to applicable law.

     8.4 This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Minnesota.

     8.5 This instrument sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement. This Agreement may be changed or modified only by an agreement in writing signed by the party against whom enforcement of any change or modification is sought.

     8.6 This Agreement may be transferred by GalaGen to its successors and assigns. Neither Senior Consultant nor GalaGen may assign or transfer, voluntarily or involuntarily, by operation of law or otherwise, any of their respective rights or obligations under this Agreement.

     8.7 The waiver by GalaGen of a breach of any provision of this Agreement by Senior Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Senior Consultant.

     8.8 All notices, requests and other communications hereunder shall be in writing, and shall be deemed to have been duly given when mailed or delivered in person to the other party at the address first set forth above, or at such other address as either party may hereafter designate by written notice to the other party.

     8.9 The various headings in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

     8.10 Senior Consultant represents that he will use his best efforts to successfully pursue GalaGen's objectives herein stated. However, Senior Consultant does not guarantee that his best efforts will be successful.

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     8.11 GalaGen hereby indemnifies Senior Consultant against any and all third parties for any claims against Senior Consultant arising out of the use of GalaGen biopharmaceuticals or related products.

     8.12 Under no circumstances shall Senior Consultant be liable for any special, indirect, incidental or consequential damages of any kind or nature whatsoever arising under or in any way related to this Agreement or the transactions contemplated herein. Senior Consultant's liability arising out of this contract are limited to any fees received in consideration of this contract, unless Senior Consultant's liability arises from gross negligence or willful misconduct on Senior Consultant's part.

     If the foregoing accurately sets forth the understanding between GalaGen and Stanley Falkow, Ph.D., please so indicate by signing in the space provided below and returning one fully signed copy of this letter to GalaGen.

Read and agreed to this 15 day of January, 1997

By: /s/ Robert A. Hoerr
    ----------------------------------------
    Robert A. Hoerr, M.D., Ph.D.
    President and Chief Executive Officer

Read and agreed to this 15 day of January, 1997

By: /s/ Stanley Falkow
    ----------------------------------------
    Stanley Falkow, Ph.D.


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                                  SCHEDULE A

   1. Services to be performed by Senior Consultant will include consulting with respect to scientific programs and development projects, identification of scientific personnel for potential hire or consulting projects, participation in ad hoc scientific advisory panels organized by the Company, assessment of technology for in-licensing and other projects related to scientific programs of the Company.

   2. It is expressly understood and agreed that for all purposes, including, but not limited to workers' compensation insurance, unemployment insurance, FICA, and federal and state tax withholding, any agent or employee of Senior Consultant performing work under this Agreement shall be deemed as an independent consultant and not an employee of GalaGen. Neither Senior Consultant nor any agent or employee of Senior Consultant shall be entitled to any benefits which GalaGen provides to its employees.



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                                 SCHEDULE B

   In consideration for the services performed by Senior Consultant under this Agreement, and as approved by the Board of Directors, the Senior Consultant will receive an option to purchase 50,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on the date of approval of such grant by the Board. Receipt of the option by Senior Consultant is subject to and expressly conditioned upon receipt of approval by the Board. The option would become exercisable with respect to 33 1/3 percent of the number of shares covered thereby on each of the first three anniversaries of the date of grant. The option would expire upon the earlier of five years and three months after the date of grant or 90 days after the termination by the Company of the Consulting Contract of which this Schedule is a part. The option would have such other terms as are set forth in a written option agreement to be prepared by and which is satisfactory to the Company.

   GalaGen shall reimburse Senior Consultant for reasonable out of pocket expenses, materials and other related costs incurred in connection with performance of services under this Agreement, including travel expenses (at coach fare), materials, and other costs incurred at the request of GalaGen. These costs are to be approved in advance, supported by adequate receipts, and sent to GalaGen on a monthly basis, or more frequently, in conjunction with the services invoice described above. All expense reimbursements will be made in cash.


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